EXHIBIT 10.13


                           DATED AS OF 1 NOVEMBER 1997

                  (1) DURABLE ELECTRICAL METAL FACTORY LIMITED

                  (2) POMILLO LIMITED

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                                AGREEMENT FOR THE
                           SALE AND PURCHASE OF SHARES
                                       OF
                     DURABLE ELECTRONICS INDUSTRIES LIMITED

                ------------------------------------------------


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                                      INDEX

CLAUSE                                                                  PAGE
------                                                                  ----

1.  INTERPRETATION .....................................................  2
2.  SALE OF SALE SHARES ................................................  3
3.  CONSIDERATION ......................................................  3
4.  COMPLETION .........................................................  3
5.  WARRANTIES AND UNDERTAKINGS BY THE VENDOR ..........................  5
6.  OBLIGATIONS PRIOR TO COMPLETION ....................................  8
7.  DURATION ...........................................................  9
8.  NON-COMPETITION ....................................................  9
9.  NON-DISCLOSURE .....................................................  9
10. TRADENAMES ......................................................... 10
11. CONFIDENTIALITY .................................................... 10
12. MISCELLANEOUS ...................................................... 10
13. GOVERNING LAW AND JURISDICTION ..................................... 12
SCHEDULE THE COMPANY ................................................... 13


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THIS AGREEMENT is made as of 1 November 1997.

BETWEEN:

(1) DURABLE ELECTRICAL METAL FACTORY LIMITED a company incorporated in Hong Kong (company number: 35273), whose registered office is at 1st Floor, Efficiency House, 35 Tai Yau Street, San Po Kong, Kowloon, Hong Kong (the "VENDOR"); and

(2)      POMILLO LIMITED a company incorporated in Hong Kong (company number:
         595097), whose registered office is at 37th Floor, Wu Chung House, 213 Queen's Road East, Wanchai, Hong Kong (the "PURCHASER").

WHEREAS:

(A) Durable Electronics Industries Limited (the "Company") was incorporated in Hong Kong on 11 December 1996 (under the name of "Durable Electronics Factory Limited", which name was changed to the present name on 19 December 1996 by the passing of a special resolution of the shareholders of the Company), under the Companies Ordinance with registered number 579568.

(B) The Company has an authorized share capital of HK$10,000 divided into 10,000 shares of HK$1 each, all of which have been issued and allotted and are fully paid.

(C) The Vendor is the beneficial owner of all the issued shares of the Company.

(D) The Company is engaged in the design, research, development and manufacture of music centres and audio compact disc players in the People's Republic of China (the "PRC").

(E)      Further particulars of the Company are set out in Schedule.

(F) The Vendor is the beneficial owner of the Sale Shares (as defined below) and has agreed to sell the Sale Shares to the Purchaser and/or its nominee(s) for the consideration set out in Clause 3 on the terms and conditions set out in this Agreement.

(G) Pursuant to a deed dated as of 1 October 1997 made between the Company as the assignor and the Purchaser as the assignee (the "Industrial Know-how Assignment"), the Purchaser has acquired all the right, title and interest in the Industrial Know-how (as defined in the Industrial Know-how Assignment) and all rights of action, powers and benefits accruing or belonging to the Company in relation thereto.

(H) In satisfaction of the obligation of the Purchaser to pay the Company the sum of US$1,977,613 as consideration for the assignment of the Industrial Know-how, a loan agreement (the "DEI Loan Agreement") was entered into on 1 October 1997 with the Company as lender, the Purchaser as borrower and New M-Tech Corporation (being the beneficial owner of the entire issued share capital of the Purchaser) as guarantor in respect of a loan in the principal sum of US$1,977,613.


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NOW IT IS HEREBY AGREED as follows:

1.        INTERPRETATION

1.1 In this Agreement, the Schedule and the recitals hereto, unless the context requires otherwise:

          "APPROVALS" means and includes all approvals, sanctions, consents, permissions, certificates, authorisations, filings and registrations (whether issued by any national, provincial, municipal, local or foreign investment approval bodies);

          "BUSINESS DAY" means a day (other than Saturday) on which banks in Hong Kong are open for business;

          "COMPANIES ORDINANCE" means the Companies Ordinance (Chapter 32 of the Laws of Hong Kong);

          "COMPLETION" means the performance by the parties hereto of their respective obligations in accordance with the provisions of Clause 4.1;

          "COMPLETION DATE" means 3 March 1998 or such other date as may be agreed by the parties in writing;

          "CONSIDERATION" means the consideration for the sale of the Sale Shares being HK$10,000;

          "ENCUMBRANCE" means any option, right to acquire, mortgage, charge, pledge, lien, counter-claim, adverse claim, assignment, hypothecation, title retention, preferential right, trust arrangement or other form of security or encumbrance or equity and including without limitation any agreement or commitment to give or create any of the above;

          "HK$" means Hong Kong dollars;

          "HONG KONG" means the Hong Kong Special Administrative Region of the People's Republic of China;

          "SALE SHARES" means the 10,000 Shares held beneficially by the Vendor, being the entire issued share capital of the Company;

          "SHARE(S)" means share(s) of HK$1.00 each in the share capital of the Company;

          "US$" means United States Dollars, the lawful currency of the United States of America; and


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          "WARRANTIES" means the representations, warranties and undertakings made or given by the Vendor as set out in Clause 5.

1.2 References to statutory provisions shall be construed as references to those provisions as amended or re-enacted or as their application is modified by other provisions (whether before or after 1 November 1997) from time to time and shall include any provisions of which they are re-enactments (whether with or without modification).

1.3 References herein to Clauses and the Schedule are to clauses of and the Schedule to this Agreement unless the context requires otherwise and the Schedule to this Agreement shall be deemed to form part of this Agreement.

1.4 The headings are inserted for convenience only and shall not affect the construction of this Agreement.

1.5 Unless the context requires otherwise, words importing the singular include the plural and vice versa and words importing a gender include every gender or the neuter include both genders and the neuter.

2.        SALE OF SALE SHARES

          Subject to the terms of this Agreement, the Vendor shall sell as beneficial owner and the Purchaser shall purchase free from all Encumbrances together with all rights attaching thereto from the Completion Date (including all dividends and other distributions declared, made or paid in respect of the Sale Shares on or after the Completion Date) the Sale Shares and the Purchaser relying on the Warranties shall purchase the Sale Shares with effect from Completion.

3.        CONSIDERATION

          The consideration for the sale of the Sale Shares is the sum of HK$10,000.

4.        COMPLETION

          Completion shall take place on Completion Date at a place in Florida of the United States of America as shall be mutually agreed (time being of the essence) when all (but not part only) of the following business shall be transacted:

          (a) The Vendor will deliver or cause to be delivered to the Purchaser:-

              (i) instruments of transfer in respect of the Sale Shares duly executed by the Vendor and its nominee, respectively, in favour of the Purchaser and/or its nominee;


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              (ii)    sold notes in respect of the Sale Shares duly executed by
                      the Vendor in favour of the Purchaser;

              (iii) the definitive share certificates in respect of the Sale Shares;

              (iv) the certificate of incorporation, business registration certificate, all licences required for the operation of the business of the Company which are issued in the name of the Company, common seal, all statutory and minute and other record books and share certificate books of the Company together with all unused share certificate forms and all accounting books and records of the Company;

              (v) a list of all bank accounts maintained by the Company, a copy of all existing mandates for the operation of those bank accounts, together with copies of statements of those accounts as at a date not earlier than the fifth Business Day before Completion;

              (vi) if so requested by the Purchaser, the written resignations of all the directors of the Company and/or the Secretary of the Company in the form satisfactory to the Purchaser and containing statements by the persons resigning to the effect that they have no outstanding claim for compensation for loss of office or any other claim against the Company from which they are resigning their position(s);

              (vii) any waivers, consents or other documents required to vest in the Purchaser the full beneficial ownership of the Sale Shares, and enable the Purchaser to procure the Sale Shares to be registered in the name of the Purchaser and its nominee;

              (viii) certified true copies of all powers of attorney or other authorities (if any) under which the instruments of transfer and/or bought and sold notes in respect of the Sale Shares and/or any other documents contemplated hereby to be executed by the Vendor and/or its nominee have been executed;

              (ix) all consents or approvals or notices required under Hong Kong law in relation to this Agreement as of the Completion Date; and

              (x) certified copies of the minutes of the meeting of the board of directors of the Vendor approving and authorising the execution of each of the documents contemplated to be executed at Completion to which it is a party.

          (b) The Vendor will procure that the following business is transacted at a meeting of the directors of the Company:-


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               (i)    the directors of the Company will approve the entry in its register of members of the Purchaser and its nominee as the holders of the Sale Shares (subject to stamping) and entries will be made in the register and definitive share certificates issued at the direction of the Purchaser;

               (ii) if required by the Purchaser, the acceptance of the resignation of all existing directors and secretary of the Company pursuant to Clause 4.1(a)(vi) and the appointment of such persons nominated by the Purchaser as directors and secretary of the Company; and

               (iii) if required by the Purchaser, all existing mandates for the operation of the bank accounts of the Company will be revoked and new mandates issued giving authority to such persons nominated by the Purchaser.

          (c) The Purchaser shall deliver to the Vendor (or as it may direct) a cashier's order (drawn on a licensed bank in Hong Kong or otherwise in immediately available funds) in the sum of HK$10,000 (receipt of the same shall be a valid discharge of the Purchaser's obligation under Clause 3).

5.        WARRANTIES AND UNDERTAKINGS BY THE VENDOR

5.1 The Vendor hereby represents, warrants and undertakes to the Purchaser as follows:-

          (a) the Vendor is a limited liability company duly incorporated and validly existing under the laws of Hong Kong;

          (b) the memorandum and articles of association of the Vendor include provisions which give it all necessary corporate power and authority to enter into and perform this Agreement; and it has taken all necessary corporate and other action to authorise the execution, delivery and performance of this Agreement and the performance of its obligations hereunder;

          (c) the obligations expressed to be assumed by the Vendor herein constitutes legal, valid and binding obligations of it;

          (d) the execution, delivery and performance of this Agreement do not and will not violate in any respect any provision of any applicable law or its memorandum and articles of association. The execution and delivery of this Agreement by the Vendor and the performance by the Vendor of its obligations hereunder will not violate any judgement, award or decree or any indenture, agreement or other instrument to which the Vendor is a party, or by which the Vendor or any of its properties or assets is bound or affected, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under, any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge, security interest or encumbrance of any nature whatsoever upon any of its properties or assets, except to the extent that the violation or


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               breach would not have a material adverse effect on the Company's business, properties, condition (financial or otherwise), results of operations or prospects (a "Material Adverse Effect") or materially impair Vendor's ability to consummate the transaction contemplated hereby;

          (e) the Vendor is the sole beneficial owner of the Sale Shares and has the requisite power and authority to enter into and perform this Agreement;

          (f) there is no, and will not be as at Completion, any Encumbrance on, over or affecting any of the Sale Shares;

          (g) the Sale Shares are duly issued and fully paid up and rank pari passu in all respects with all other issued Shares;

          (h) the Company is not engaged whether as plaintiff, defendant or otherwise in any litigation or arbitration, administrative or criminal or other proceedings and no litigation or arbitration, administrative or criminal or other proceedings against the Company is pending, threatened or expected and there is no fact or circumstance likely to give rise to any such litigation or arbitration, administrative or criminal or other proceedings or to any proceedings against any director, officer or employee (past or present) of the Company in respect of any act or default for which the Company might be vicariously liable;

          (i) all information contained in this Agreement is so far as it relates to the Company and the Vendor is true and accurate and there are no facts known or which on reasonable enquiry should have been known to the Vendor concerning the Company or its assets, liabilities or prospects which have not been disclosed to the Purchaser the omission of which is likely to make any statement misleading or which in the circumstances of this Agreement is material to the Purchaser for disclosure;

          (j) the Company is a corporation duly organised, validly existing and in good standing under the laws of Hong Kong and has the corporate power to own, manage, lease and hold its properties and to carry on its business as such business is presently conducted;

          (k) the Company does not (i) have any subsidiaries; (ii) participate in any partnership or joint venture; or (iii) own any outstanding capital stock of any other corporation;

          (l) the Company's authorised capital stock consists of 10,000 shares of common stock, par value HK$1.00 per share. The Company has issued and outstanding all 10,000 shares of common stock. All of the outstanding shares of the Company's capital stock are duly authorised, validly issued, fully paid and non-assessable and were not issued in violation of (i) any pre-emptive or other rights of any person to acquire securities of the Company, or
               (ii) any applicable securities laws. There are no outstanding subscriptions, options, convertible securities, rights


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               (pre-emptive or other), warrants, calls or agreements relating to any shares of capital stock of the Company;

          (m) neither the execution and delivery of this Agreement nor the carrying out of any of the transactions contemplated hereby will:

               (i) violate or conflict with any of the terms, conditions or provisions of the memorandum and articles of association of the Company;

               (ii) violate any legal requirements applicable to the Company, the violation of which would have a Material Adverse Effect on the Company;

               (iii) violate, conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or give any other party the right to terminate, any contract or permit applicable to the Company, the violation of which would have a Material Adverse Effect.

               (iv) result in the creation of any material lien, charge or other encumbrance on the shares of capital stock or any properties of the Company; or

               (v) require the Company to obtain or make any waiver, consent, action, approval or authorisation of, or registration, declaration, notice or filing with, any governmental authority;

          (n) the Company's audited financial statements for the fiscal year ended 30 November 1997 shall present fairly the financial condition, assets, and result of operations of the Company for the dates or periods indicated thereon;

          (o) the Company does not have any material liabilities or obligations (whether accrued, absolute or contingent and whether or not of a nature required to be reflected or reserved against in a balance sheet in accordance with GAAP), other than (i) liabilities reflected on the Company's 30 November 1997 balance sheet, (ii) executory contract obligations, and (iii) liabilities incurred by the Company since inception in the ordinary course of business, none of which are individually or in the aggregate material to the Company;

          (p) since 30 November 1997 until Completion, the Company has not engaged in or committed to any one or more material activities or transactions outside the ordinary course of its business, other than such activities or transactions which were directed by New M-Tech Corporation or any of its subsidiaries ("NewTech Group") or which were approved by the NewTech Group;

          (q) the Company is and has been in compliance in all respects with any and all legal requirements applicable to the Company, other than failures to so comply that would not have a Material Adverse Effect. The Company has not received or entered into any citations, complaints, consent orders, compliance schedules, or


                                      -7-

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               other similar enforcement orders or received any written notice from any governmental authority or any other written notice that would indicate that there is not currently compliance with all such legal requirements; and

          (r) the Company is not in default under, and no condition exists (whether covered by insurance or not) that with or without notice or lapse of time or both would constitute a default under, or breach or violation of, any legal requirement, permit or contract applicable to the Company), or accelerate or permit the acceleration of the performance required under, or give any other party the right to terminate, any contract applicable to the Company, other than defaults, breaches, violations or accelerations that would not have a Material Adverse Effect.

5.2 Each of the Warranties shall be construed as a separate Warranty and (save as expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the time of any other Warranty or any other terms of this Agreement.

5.3 The Vendor represents and warrants to the Purchaser that all Warranties were and will be true and accurate in all respects as of 1 November 1997 and as at Completion. Warranties set out herein shall be deemed to be repeated by the Vendor immediately before Completion and to relate to the facts then existing except otherwise declared in writing by the Vendor, as the case may be, on or before Completion and agreed by the Purchaser.

6.        OBLIGATIONS PRIOR TO COMPLETION

          From the date of this Agreement through Completion:

6.1 The Vendor shall keep the Purchaser advised as to all material operations and proposed material operations relating to the Company. In addition, the Vendor and the Company severally agree to (a) respectively use all reasonable efforts to cause the Company to, (and the Company shall), conduct its business in the ordinary course, (b) use all reasonable efforts to keep available the services of present key employees, (c) use all reasonable efforts to preserve the present relationships of the Company with persons having significant business relations therewith, (d) pay or cause to be paid all costs and expenses (including but not limited to insurance premiums) incurred in a timely manner, (e) use all reasonable efforts to keep all material contracts in full force and effect, (f) use all its reasonable efforts to comply with all of the covenants contained in all such material contracts, (g) use all its reasonable efforts to comply in all material respects with all applicable legal requirements, and (h) use all its reasonable efforts to declare and pay dividends consistent with past practices.

6.2 The Vendor shall promptly inform the Purchaser in writing of any change in facts and circumstances that could render any of the representations and warranties made herein inaccurate or misleading in any material respect.


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7.        DURATION

          All representations and warranties of the parties contained in this Agreement shall expire, terminate and be of no force and effect (or provide the basis for any claim) unless written notice of any claim resulting from any breach of a representation or warranty is received prior to the first anniversary of the Completion Date.

8.        NON-COMPETITION

8.1 For a period commencing on the Completion Date and terminating on 30 September 2003 (the "Restriction Period"), the Vendor shall not, directly or indirectly, engage in or have any interest in any sole proprietorship, partnership, corporation or business that is engaged in the manufacture of audio products, including but not limited to music centres and audio compact disk players and the integrated circuits, compact disk mechanisms, and moulds for music centre products related thereto, anywhere in the world; provided, however, that this non-compete provision shall not prohibit the Vendor from owning up to five percent (5%) of the capital stock or partnership interest of a company or partnership engaged in the manufacture of audio products, and, provided further, that this non-compete provision shall not prohibit the Vendor from engaging in the marketing, distribution and sales of audio products. In addition, the Vendor acknowledges that it has no right, title or interest in the Industrial Know-how (as defined in the Industrial Know-how Assignment) previously assigned and sold by the Company to the Purchaser pursuant to the Industrial Know-how Assignment.

8.2 While the restriction contained in Clause 8.1 is considered by the parties to be reasonable in all the circumstances, it is recognised that restrictions of the nature in question may fail for technical reasons unforeseen and accordingly it is hereby agreed and declared that if such restriction shall be adjudged to be void or voidable as going beyond what is reasonable in all the circumstances for the protection of the interests of the Purchaser but would be valid if part of the wording thereof were deleted or the periods thereof reduced or the range of activities or area dealt with thereby reduced in scope, the said restriction shall apply with such modifications as may be necessary to make it valid and effective.

9.        NON-DISCLOSURE

9.1 Prior to, during and after the Restriction Period, the Vendor shall not disclose, divulge, furnish or make accessible to anyone (other than the Purchaser or the Company or any of their affiliates or representatives) any Confidential Information in the conduct of any business that is competitive with the business of the Company; provided, however, that nothing in this section will prohibit the disclosure of any Confidential Information which is required to be disclosed by the Vendor or its representatives in connection with any court action or any proceeding before any governmental authority. For purposes hereof, the term "Confidential Information" means information of any kind concerning the Company, its business, financial condition, results of operations, prospects, customers, marketing and other business strategies, sources of leads, methods of obtaining new business, expansion plans, employees and/or dealings with government authorities; provided, however, that Confidential Information shall not include information that is or


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         becomes generally available to the public other than as a result of a disclosure by the Vendor or its affiliates or any of their employees, agents, accountants, legal counsel or other representatives or advisers.

10.      TRADENAMES

         The Company acknowledges that the Vendor and its parent and affiliates retain all rights to use of the name "Durable". However, provided that so long as Joel Newman's ownership percentage of the issued share capital of New M-Tech Corporation is equal to or greater than that of Windmere-Durable Holdings, Inc., the Company is granted the right to use the name "Durable" in combination with the words "Durable Electronic Industries", free of charge. In the event that the said ownership percentage of Joel Newman is less than that of Windmere-Durable Holdings, Inc., except in the circumstances where:

          (a) immediately after New M-Tech Corporation makes any initial public offering for the sale of stock to the public, Joel Newman's ownership percentage of the issued share capital of New M-Tech Corporation is equal to or greater than that of Windmere-Durable Holdings, Inc.; or

          (b) Windmere-Durable Holdings, Inc. is offered the opportunity to sell a specified number of shares in New M-Tech Corporation but does not do so within 14 days of such offer, and Joel Newman sells a corresponding number of shares in New M-Tech Corporation thus resulting in him becoming the beneficial owner of a smaller percentage of the issued share capital of New M-Tech Corporation than that held by Windmere-Durable Holdings, Inc., the Vendor and/or its parent and affiliates may require the Company to pay a reasonable royalty for the continuing use of the name, or the Company must terminate use of such name if it does not agree to such royalty.

11.       CONFIDENTIALITY

          The terms contained in this Agreement shall be and remain confidential save for disclosure to professional advisers or as required by law, any regulatory body or court of competent jurisdiction.

12.       MISCELLANEOUS

12.1 Each party shall pay its own costs and disbursements of and incidental to this Agreement.

12.2 Each notice, demand or other communication given or made under this Agreement shall be in writing and delivered or sent to the relevant party at its address or fax number set


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          out below (or such other address or fax number as the addressee has by five days' prior written notice specified to the other party):

           To the Vendor:

                  Address:          1st Floor, Efficiency House
                                    35 Tai Yau Street
                                    San Po Kong
                                    Kowloon
                                    Hong Kong
                  Fax Number:       (852) 2352 2355
                  Attention:        Raymond So
                  CC:               Burton A. Honig

           To the Purchaser:

                  Address:          37th Floor, Wu Chung House
                                    213 Queen's Road East
                                    Wanchai
                                    Hong Kong
                  Fax Number:       (852) 2770 2160
                  Attention:        Joel Newman
                  CC:               Leo Schuck

          Any notice, demand or other communication so addressed to the relevant party shall be deemed to have been delivered (a) if given or made by letter, when actually delivered to the relevant address; and (b) if given or made by fax, when despatched.

12.3 If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

12.4 This Agreement shall not be assignable except with the prior consent in writing of the other parties hereto.

12.5 Each of the parties hereto shall do and execute or procure to be done and executed all such further acts, deeds, things and documents as may be necessary or desirable to give effect to the terms of this Agreement.

12.6 This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

12.7 No failure to exercise and no delay in exercising on the part of either of the parties of any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.


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12.8      Time shall be of the essence as regards any date or period mentioned in this Agreement and any date or period substituted for the same by agreement of the parties hereto or otherwise.

13.       GOVERNING LAW AND JURISDICTION

          This Agreement shall be governed by and construed in all respects in accordance with English law and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of the courts of England but this Agreement may be enforced in any court of competent jurisdiction.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of 1 November 1997.

SIGNED by                                            )
                                                     )     /S/ ILLEGIBLE

for and on behalf of                                 )
DURABLE ELECTRICAL METAL                             )     /S/ ILLEGIBLE
FACTORY LIMITED                                      )
in the presence of:                                  )






SIGNED by                                            )
                                                     )
for and on behalf of                                 )     /S/ ILLEGIBLE
POMILLO LIMITED                                      )
in the presence of:                                  )


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                                    SCHEDULE

                                   THE COMPANY

Name of the Company          :   Durable Electronics Industries Limited

Place of Incorporation       :   Hong Kong

Authorised share capital     :   HK$10,000

Issued share capital         :   HK$10,000

Registered Office :              1st Floor, Efficiency House
                                 35 Tai Yau Street
                                 San Po Kong
                                 Kowloon
                                 Hong Kong

Registered shareholders      :   (i) the Vendor                  - 9999 Shares
                                 (ii)Durable Electric Limited    - 1 Share
                                     (as nominee for the Vendor)

Directors                    :   The Vendor
                                 Shieh John Ching
                                 Lai Kin
                                 So Kwok Keung
                                 Arnold Thaler
                                 Harry David Schulman
                                 Joel Newman

Secretary                    :   BCS Limited

Principal activities         :   Design, research, development and manufacture
                                 of music centres and audio compact disc players in the PRC


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